EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

•	Consolidated revenue up 16% sequentially

•	Home Entertainment revenue surges 95% sequentially

•	Specialty Components up 32% with first MicroNav™ customer shipments

•	Company anticipates continued double-digit growth in fourth quarter, 2004

•	Company raises $13.2 million in cash from public stock offering

Camarillo, California – October 28, 2004 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the third quarter of 2004. Revenues for the three months ended September 30, 2004 totaled $9.4 million, up 20% as compared to $7.8 million for the third quarter of 2003 and up 16% over the second quarter of 2004. In the third quarter of 2004, the Company recorded increased product development costs associated with its new MicroNav™ technology, increased marketing costs associated with the launch of new products and increased administrative costs related to the required implementation of Rule 404 of the Sarbanes-Oxley Act of 2002 governance guidelines. As a result, the Company recorded an operating loss for the third quarter of 2004 of $323,000 as compared to operating income of $280,000 for the third quarter of 2003. The net loss for the quarter was $322,000 (or $.03 loss per diluted share) as compared to the net income of $238,000 (or $.02 earnings per diluted share) for the third quarter of 2003.

For the first nine months of 2004, revenues equaled $26.0 million, a 17% increase over the $22.3 million for the same period in 2003. Operating income totaled $84,000 for the nine months ended September 30, 2004 as compared to $536,000 in the same period of 2003. Net income for the first nine months of 2004 was $71,000 ($.01 earnings per diluted share) as compared to $659,000 (or $.06 earnings per diluted share) in the first nine months of 2003.

“During the third quarter we grew consolidated revenue to a record level at $9.4 million – up 16% sequentially over the second quarter of this year and up 20% over the same period in 2003,” said E. Michael Thoben, Chairman, CEO & President of Interlink Electronics.

“Much of this growth was driven by the acceleration of our new businesses,” said Mr. Thoben. “Illustrating this point, Home Entertainment grew 95% sequentially over the second quarter of this year and is up 40%

year-to-date over the first nine months of 2003. Contributing to this growth was the continued sales of sensors to Microsoft for Xbox game controllers and revenue from initial shipments to Dell and HP for advanced viewing device remote controls.”

“Our Specialty Components revenue grew 32% sequentially over the second quarter, contributing to this growth were the initial shipments of our newly-introduced MicroNav technologies to consumer electronic manufacturers of handheld products, including MP3 players and cell phones,” Mr. Thoben continued.

“Revenues in the third quarter from our Business Communications business also continued its steady growth. For the quarter, OEM revenue grew 37% over the same period last year and grew 4% sequentially over the second quarter. Our Business Communications OEM growth continues to be driven by an expanding worldwide projector market and increases in our market share driven by product and technology innovation. At the same time, revenue from our Business Communications branded products continued its steady rebound growing 7% sequentially over the second quarter”, continued Mr. Thoben.

“Additionally, revenue from our E-Transactions business is up 91% over the third quarter of 2003. Year-to-date, revenues have nearly doubled when compared to the same period of 2003. We are particularly encouraged by the ePad™ prospects we see heading into the fourth quarter,” said Mr. Thoben.

“Our successful stock offering enhanced our cash position by $13.2 million and have initiated relationships with two new investment banking firms,” added Mr. Thoben.

“Looking forward, we are encouraged by the growth in our traditional businesses as well as the momentum we are experiencing with our new businesses. On a consolidated basis in the fourth quarter we anticipate continued double-digit sequential revenue growth and a return to profitability,” said Mr. Thoben.

Interlink Electronics highlights in third quarter 2004:

•	Interlink Electronics announced new contracts from Dell, Hewlett Packard and IBM to develop and supply a series of new remote controls designed for high performance home viewing devices. Initial shipments of the new remotes began in the third quarter of 2004. Industry analysts estimate that 7.6 million flat panel displays and digital projection systems would ship for home entertainment use in 2004 – a number that is expected to reach 37.9 million by 2007.

•	Interlink Electronics successfully completed a public offering of 1,750,000 shares of its common stock at a price of $8.25 per share. The underwriters, Needham & Company, Inc. and Wells Fargo Securities, LLC, have an option to purchase an additional 262,500 shares to cover over-allotments. The offering was made pursuant to a shelf registration statement filed with the SEC that became effective August 3, 2004. The net proceeds of approximately $13.2 million will be used by Interlink to support anticipated company growth and otherwise for working capital and general corporate purposes.

•	Interlink announced availability of the RemotePoint® Global Presenter. The industry’s most advanced PowerPoint® presentation remote, Global Presenter uses the internationally accepted 2.4 GHz wireless technology to bring advanced wireless remote control to presenters around the world. Over the summer, the product was launched in the US, UK, Germany, France, Italy and Spain.

•	Interlink Electronics introduced GoSpeak!, an ultra-portable voice amplification system designed for corporate presenters, professional speakers, trainers, educators, and mobile professionals. GoSpeak!, which uses flat panel speaker technology to provide room-filling audio amplification for presentations, sales meetings and training sessions, will be marketed through Interlink’s established distributor and reseller channels as well as directly through the Company’s online store.

•	Interlink introduced the IntegriSign™ Signature Software Suite. Designed to streamline integration of electronic signatures into automated document systems, Interlink’s new IntegriSign software allows leading companies and government agencies to capture, bind and authenticate handwritten electronic signatures, fingerprints and digital certificates. The IntegriSign Software Suite is fully integrated with Interlink’s popular ePad electronic signature hardware – positioning the Company as a premier supplier of turnkey electronic-signature solutions.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the design and manufacture of intuitive interface technologies and products for business and home applications. Creating today’s interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the industry’s comprehensive source for branded and OEM solutions. Customers who buy our products through our OEM channel include Dell, Hewlett Packard, IBM, InFocus, Microsoft, NEC, Panasonic, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative technologies and solutions, Interlink Electronics, Inc. serves a global customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo, Taiwan, China and Hong Kong. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communications protocols and product design properties. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners.

Summarized Consolidated Statements of Operations

(000’s except per share data)

	Three Months Ended			Nine Months Ended
	(unaudited)			(unaudited)
	September 30,		June 30,	September 30,
	2004	2003	2004	2004	2003
Revenue	$9,442	$7,848	$8,158	$26,034	$22,326
Costs of revenues	5,986	4,563	5,008	16,076	12,985

Gross profit	3,456	3,285	3,150	9,958	9,341

Product development and research	1,169	828	1,001	3,075	2,564
Selling, general and administrative	2,610	2,177	2,049	6,799	6,241

Total operating expenses	3,779	3,005	3,050	9,874	8,805

Operating income (loss)	(323)	280	100	84	536

Other income (loss)	(15)	(6)	(7)	(12)	177
Provision for tax expense (benefit)	(16)	36	17	1	54

Net income (loss)	$(322)	$238	$76	$71	$659

Earnings (loss) per share - basic	$(0.03)	$0.02	$0.01	$0.01	$0.07
Earnings (loss) per share - diluted	$(0.03)	$0.02	$0.01	$0.01	$0.06

Weighted average shares - basic	11,622	10,599	11,451	11,436	10,062
Weighted average shares - diluted	12,875	11,643	12,981	12,805	11,065

Selected Consolidated Balance Sheet Data (000’s)

	September 30, 2004	Dec. 31, 2003
	(Unaudited)
Cash and cash equivalents	$19,034	$6,061
Working capital	34,606	20,019
Total assets	41,600	25,582
Long-term debt	645	1,010
Stockholders’ equity	35,623	20,516

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, fourth quarter sales growth, technology investment, industry product and technology acceptance and future business activities should be considered in light of these factors.

Conference Call Information

October 28, 2004 at 4:30 p.m. ET

Live Call-in #: 888-769-8514

Live International Call-in #: 517-308-9008

(Pass Code: “link”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay available until November 27, 2004

Telephonic replay call in # (US) 866-430-8796 or (Intl) 203-369-0942

Contacts:

Interlink Electronics, Inc.

546 Flynn Rd, Camarillo, CA 93012

http://www.interlinkelectronics.com

Media Contact:

Keith M. Roberts

Director, Corporate Communications

(805) 484-8855, ext. 130

kroberts@interlinkelectronics.com

Investor Relations: Michelle Lockard Investor Relations Coordinator (805) 484-8855, ext. 114 mlockard@interlinkelectronics.com

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